EXHIBIT 99(a)


Contact: Kevin Aandahl (314) 923-6268
         Deb Wiethop (314) 923-4767

            Supreme Court Issues Order Regarding
        Blue Cross Blue Shield of Missouri Settlement

ST. LOUIS, MO, December 10, 1999 - Officials with Blue Cross Blue Shield of Missouri, parent company of RightCHOICE Managed Care, Inc. (NYSE: RIT), reacted favorably today to the Missouri Supreme Court's order advising all parties that court approval of a proposed settlement agreement is not required.

The order allows the parties sufficient time to settle and resolve their respective claims and to take steps to dismiss the underlying judicial action and associated appeals, or to otherwise report back to the Supreme Court by February 8, 2000. The pending proceedings are stayed until that date. This order was issued one day after the Supreme Court heard oral arguments.

"This timely Supreme Court order is welcome as we work towards finalizing the settlement agreement which is fair, reasonable and in the public interest," said John O'Rourke, president and chief executive officer of Blue Cross Blue Shield of Missouri and chairman, president and chief executive officer of RightCHOICE Managed Care, Inc.
"This is a significant step forward for Blue Cross and Blue Shield of Missouri, the Missouri Attorney General, the Department of Insurance and consumer groups representing over one million Missourians."

The settlement agreement creates the Missouri Foundation for Health, which would become the largest health care foundation in the state. Creating the foundation will resolve outstanding litigation and regulatory issues and result in RightCHOICE's reorganization as a fully for-profit Blue Cross and Blue Shield licensee. The foundation would be funded by the RightCHOICE stock currently owned by Blue Cross Blue Shield of Missouri, plus an additional $12.78 million in cash from Blue Cross Blue Shield of Missouri.

"We look forward to working cooperatively with the parties in making the Missouri Foundation for Health a reality," said O'Rourke. "The real winners of this settlement will be the poor and vulnerable whose health care needs will be addressed by this foundation."




Safe Harbor Statement

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Estimates and other statements set forth herein that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: an adverse ruling on the litigation or other judicial action; governmental and regulatory action or legislation; pending litigation; actions by the Blue Cross and Blue Shield Association relating to the license to use the Blue Cross and Blue Shield names, trademarks and service marks; and other risks detailed in the company's Securities and Exchange Commission filings.

Blue Cross and Blue Shield of Missouri and its for-profit subsidiary, RightCHOICE Managed Care, Inc., are the largest providers of health care benefits in Missouri. The company's web site addresses are www.ritusa.com and www.abcbs.com.

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